Exhibit 21.1

List of subsidiaries of Qualys, Inc.*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Qualys International, Inc.	Delaware
Blue Jay Acquisition Sub, Inc.	Delaware
Qualys Brazil Desenvolvimento de Produtos e Consultoria de Tecnologias de Seguranca LTDA.	Brazil
Qualys Canada, Ltd.	Canada
Qualys Technologies, S.A.	France
Qualys GmbH	Germany
Qualys Hong Kong Limited	Hong Kong
Qualys Security TechServices Private Ltd.	India
Qualys Japan K.K.	Japan
Qualys Singapore Pte. Ltd.	Singapore
Qualys Middle East FZE	United Arab Emirates
Qualys Ltd.	United Kingdom
Qualys Australia Pty Ltd.	Australia
Qualys Switzerland Sarl	Switzerland
Qualys Colombia S.A.S.	Colombia
Qualys South Africa Proprietary Limited	South Africa
Qualys Netherlands B.V.	The Netherlands

* Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K.